Exhibit 10.12

August 1, 2005
     Re: Employment Terms
Dear Mr. Neamand:
     You have been employed by Ritz Interactive, Inc. (formerly known as phobo.com, Inc.) (the “Company”) since March 29, 2004. The purpose of this letter is to confirm your current status, position and terms of employment.
     Your position with the Company is Executive Vice President, Chief Financial Officer and Secretary, working out of our Irvine, California office. In this position, you report to the Company’s President/CEO and perform such duties as assigned from time to time.
     Your base salary is $230,000 per year, paid in twenty-six (26) bi-weekly installments of $8,846.15. In addition you are eligible for an annual discretionary bonus, the amount of which, if any, will be determined by the Company’s Board of Directors based upon a combination of Company and personal performance. At the completion of an IPO by the Company, you shall receive an incremental bonus of $75,000. You are eligible to participate in all employee welfare and benefit plans offered from time to time to peer employees of the Company, and you are eligible for three weeks of paid vacation per year. You also shall receive a monthly car allowance of $6,500 per year, paid in twenty-six (26) bi-weekly installments of $250.00.
     Like all employees of the Company, you have been and will be expected to comply with the rules, procedures, and policies of the Company as distributed to employees from time to time. Employment with the Company is on an at-will basis. This means that either you or the Company may terminate your employment at any time, for any reason, with or without cause. The at-will nature of your employment cannot be modified except by written agreement signed by the Company’s President.
     During your employment with the Company, you may have or have had access to confidential and proprietary information of the Company. You have signed the Company’s standard confidentiality agreement, a copy of which is enclosed.

2010 Main Street, Suite 400, Irvine, CA 92614 — T 949.442.0203 — F 949.255.1560

RitzCamera.com • Photography.com • BoatersWorld.com • FishingOnly.com • BoatingOnly.com

     Please confirm the accuracy of the above matters by signing in the space provided below.

Very truly yours, /s/ Fred H. Lerner Fred H. Lerner President and Chief Executive Officer

Enclosure
I (1) agree to the items stated in this letter and (2) acknowledge that no representations or promises have been made to me regarding my employment with the Company other than as set forth in this letter:

/s/ Scott Neamand	Date	9/7/05

Scott Neamand

2010 Main Street, Suite 400, Irvine, CA 92614 — T 949.442.0203 — F 949.255.1560

RitzCamera.com • Photography.com • BoatersWorld.com • FishingOnly.com • BoatingOnly.com

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